    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH ___, 2000
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                                UNIFY CORPORATION
             (Exact name of registrant as specified in its charter)

                          ----------------------------
                DELAWARE                                 94-2710559
      (State or other jurisdiction of                  (IRS Employer
      incorporation or organization)                Identification No.)

                          181 METRO DRIVE, THIRD FLOOR
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 346-1100

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ----------------------------

                                  REZA MIKAILLI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                UNIFY CORPORATION

                          181 METRO DRIVE, THIRD FLOOR
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 346-1100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            PAUL A. BLUMENSTEIN, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                               400 Hamilton Avenue
                        Palo Alto, California 94301-1825
                                 (650) 833-2000
--------------------------------------------------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED           PER SHARE (1)           PRICE (1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)     216,931 shares            $18.44            $4,000,207.64           $1,056.05
========================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on March 13, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION, DATED MARCH 14, 2000

                                 216,931 SHARES

                                UNIFY CORPORATION

                                  COMMON STOCK

         The 216,931 shares of common stock of Unify Corporation offered by this Prospectus are outstanding shares that may be sold from time to time by Evergreen Internet, Inc. Evergreen acquired these shares from Unify in exchange for Evergreen stock acquired by Unify pursuant to two Stock Subscription Agreements between Unify and Evergreen dated as of December 27, 1999 and January 7, 2000. Unify has agreed to register these shares under the Securities Act of 1933 and to use its best efforts to cause the registration statement covering the shares to be declared effective and to remain effective until January 7, 2001, or until Evergreen has sold all of the shares held by it. Unify will not receive any of the proceeds from the sale of the shares offered hereby.

         Unify's common stock is quoted on the Nasdaq National Market under the symbol "UNFY." On March 13, 2000 the last sale price of Unify's Common Stock as reported on The Nasdaq National Market was $18.94.

                       ----------------------------------


   AN INVESTMENT IN UNIFY COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON
                                   PAGE 3.


                       ----------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is March 14, 2000.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
RISK FACTORS..............................................................3
ABOUT UNIFY...............................................................9
USE OF PROCEEDS...........................................................9
SELLING STOCKHOLDER.......................................................10
PLAN OF DISTRIBUTION......................................................10
LEGAL MATTERS.............................................................11
EXPERTS...................................................................11
WHERE TO FIND MORE INFORMATION............................................12
DOCUMENTS INCORPORATED BY REFERENCE.......................................12

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND THE COMMON STOCK SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING OR OTHERWISE ACQUIRING THE COMMON STOCK OFFERED HEREBY.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE ARE IN THE PROCESS OF TRANSITIONING TO A NEW PRODUCT LINE

         We have incurred net losses in four of the past five fiscal years, and revenues from our older client/server products decreased in four of the last five fiscal years. Our ability to achieve revenue growth and profitability are substantially dependent upon the success of our current and future Internet products. License revenues from our Internet products were $11.8 million, $7.6 million, and $5.3 million for fiscal 1999, 1998 and 1997, respectively, and represented 58%, 49% and 36% of total license revenues for those years, respectively. However, our current or future Internet products may not achieve market acceptance, and we may not achieve or maintain profitability.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATION

         Our quarterly operating results have varied significantly in the past, and we expect our operating results to fluctuate significantly in the future. Among the factors that cause such fluctuation are:

         -    the size and timing of significant orders and their fulfillment;

         -    demand for our products;

         - the number, timing and significance of product enhancements and new product announcements by us and our competitors;

         -    seasonality;

         -    changes in pricing policies by us or our competitors;

         -    changes in our expense levels;

         -    changes in our sales incentive plans;

         -    customers' budgeting cycles;

         - customer order deferrals in anticipation of enhancements or new products offered by us or our competitors;

         -    product life cycles;

         -    the results of international expansion; and

         -    currency fluctuations.

Because a significant portion of our revenues tend to be derived from orders ranging in size from approximately $250,000 to $1 million, the timing of such orders and their fulfillment has caused and is expected to continue to cause material fluctuations in our operating results, particularly on a quarterly basis.

OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT

         Due to the factors discussed above under the heading "Our Operating Results Are Subject to Fluctuation," our quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because the market for Internet and e-commerce application development software is rapidly evolving, and our sales cycle, from initial evaluation to purchase and the provision of maintenance services, is lengthy and varies substantially from customer to customer. Because we normally ship products within a short time after we receive an order, we typically do not have any material backlog. As a result, achievement of our quarterly revenue objectives depends on our ability to obtain new orders for shipment in that quarter. Furthermore, because many customers place orders toward the end of a fiscal quarter, we generally recognize a substantial portion of our revenues at the end of a quarter. As our expense levels are based in significant part on our expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, our operating results are likely to be adversely affected disproportionately to such revenue shortfall.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONALITY

         Our operating results tend to be affected by seasonal trends. As a result of efforts by our sales force to meet its fiscal year-end sales quotas, we tend to experience relatively higher revenues in the last quarter of each fiscal year, ending April 30, and relatively lower revenues in the first quarter of the following fiscal year, ending July 31. We also expect to experience relatively weaker demand in fiscal quarters ending July 31 and October 31 as a result of reduced business activity in Europe during the summer months.

WE HAVE A LENGTHY SALES CYCLE

         Our customers typically use our products to develop applications that are critical to their business, and purchases of our products are often part of a customer's larger effort to re-engineer its business process or implement the delivery of applications over an enterprise network or the Internet. As a result, the licensing and implementation of our software products generally involve a significant commitment of management attention and resources by prospective customers. Accordingly, our sales process is subject to delays associated with the long approval process that typically accompanies significant initiatives or capital expenditures. Such delays can adversely affect our operating results and contribute to the difficulty of forecasting such results.

WE ARE DEPENDENT ON ACCEPTANCE OF NEW PRODUCTS AND THE GROWTH OF THE MARKET FOR INTERNET AND E-COMMERCE SOFTWARE TOOLS

         We expect our Internet products and related services to account for an increasing percentage of our future revenues and are devoting a substantial portion of our resources to these products. As a result, demand for our products is dependent on the growth of e-commerce and the Internet. Our future revenues will depend in significant part on the successful development, introduction and customer acceptance of new and enhanced versions of our Internet products. If we experience difficulties or delays in developing, introducing or selling such new or enhanced versions of our Internet products, or if growth in e-commerce or the Internet slows, our business and operating results will be adversely affected.

         To date, only a limited number of our customers have completed the development and deployment of Internet and e-commerce applications using our Internet products. If our customers encounter difficulties in developing or deploying Internet and e-commerce applications with Unify VISION and Unify eWave Engine, the viability of these products and our reputation could be damaged. In addition, we expect that a significant percentage of our future revenues will be derived from sales of these newer products to customers that previously purchased our client/server products. If these existing customers fail to migrate to Internet and e-commerce applications, purchase competitive products, or have difficulty deploying applications built with our Internet products, our relationships with these customers and our operating results could be materially adversely affected.

WE EXPECT REVENUES FROM OUR MATURE PRODUCTS TO DECLINE

         A significant portion of our revenues to date have been attributable to our client/server products. Although revenues derived from the sales of these products have declined in four of the last five fiscal years and are expected to continue to decline, we expect such revenues to continue to represent an important portion of our revenues for at least the next few years. Although we are continuing to selectively invest in the development, sales, marketing and support of such products, revenues from such products may decline faster than expected, which would adversely affect our operating results.

OUR BUSINESS IS SUBJECT TO INTENSE COMPETITION

         We have experienced and expect to continue to experience intense competition. With the introduction of VISION AppServer and VISION AppBuilder in May 1998, we began competing with Internet application server vendors including Allaire and SilverStream. We also compete with e-commerce solution providers such as IBM, Oracle, and Informix. We also continue to compete with vendors of traditional enterprise network development tools, including Oracle and Sybase. Companies offering products that compete with our Unify DataServer and ACCELL/SQL products include Oracle, Sybase and Informix.

         Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Also, many current and potential competitors have greater name recognition and more extensive customer bases than we do. We expect to face additional competition as other established and emerging companies enter the Internet application server, e-commerce, and enterprise network development tools markets and as new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect our business or operating results. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our current or prospective customers. Accordingly, new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell additional licenses and maintenance and support renewals. Further, competitive pressures could require us to reduce the prices of our products and related services, which could materially adversely affect our operating results.

OUR BUSINESS MAY BE AFFECTED BY RAPID TECHNOLOGICAL CHANGE

         The market in which we compete is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. If we cannot successfully address the increasingly sophisticated needs of our customers by:

         - supporting existing and emerging hardware, software, database and networking platforms; and

         - introducing enhancements to Unify VISION and new products that keep pace with such technological developments, emerging industry standards and customer requirements;

our business will be harmed. Our business could also be harmed if:

         - we are not be successful in developing and marketing enhancements to Unify VISION and new products that respond to technological change, evolving industry standards or customer requirements;

         - we experience difficulties that delay or prevent the successful development, introduction and sale of such enhancements or products;

         - such enhancements or products do not adequately meet the requirements of the marketplace or achieve market acceptance;

         - the release of any future Unify VISION enhancements or new products is delayed; or

         - when released, such enhancements or new products fail to achieve market acceptance.

In addition, the introduction or announcement of new product offerings or enhancements by Unify or Unify's competitors may cause customers to defer or forgo purchases of current versions of Unify VISION, which could have a material adverse effect on our operating results.

OUR BUSINESS DEPENDS ON INDIRECT SALES CHANNELS

         A significant portion of our revenues are derived from indirect sales channels, including distributors and value-added resellers. Revenues from these channels accounted for approximately 59% of our software license revenues for the fiscal year ended April 30, 1999, 57% for the year ended April 30, 1998 and 48% for the year ended April 30, 1997. Our success therefore depends in part upon the performance of our indirect sales channels, over which we have limited influence. Our ability to achieve significant revenue growth in the future will depend in part on our success in maintaining and expanding our indirect sales channels worldwide. The loss of any of our major channel partners, either to competing products offered by other companies or to products developed internally by our channel partners, or the failure to attract effective new channel partners could have a material adverse effect on our business.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND SALES

         Revenues derived from customers outside the United States accounted for 51% of our total revenues in the fiscal year ended April 30, 1999, 54% in the year ended April 30, 1998 and 60% in the year ended April 30, 1997. As a key component of our longer-term strategy, we plan to expand further into international markets. If the revenues generated by international operations are not adequate to offset the expense of establishing, expanding and maintaining such operations, our business and operating results will be adversely affected. Although we have had international operations for a number of years, we may encounter unanticipated difficulties in marketing, selling or delivering our products in these markets as our international business expands. In addition to these uncertainties, there are certain risks inherent in doing business on an international level, such as:

         -    unexpected changes in regulatory requirements;

         -    export restrictions, tariffs and other trade barriers;

         -    difficulties in staffing and managing foreign operations;

         -    longer payment cycles;

         -    problems in collecting accounts receivable;

         -    political instability;

         -    fluctuations in currency exchange rates;

         - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

         -    potentially adverse tax consequences;

any of which could adversely impact the success of our international operations. In addition, our subsidiaries in Europe and Japan operate using local currencies. Although our intercompany accounts have not been materially affected by foreign currency fluctuations in the past, our operating results or financial condition could be adversely affected by decreases in the value of foreign currencies relative to the U.S. dollar.

SOFTWARE DEFECTS OR RELEASE DELAYS COULD HARM OUR BUSINESS

         Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not been materially affected by any such errors or defects in our software products, we may encounter such errors or defects in the future. We may also fail to detect such errors or defects despite testing by us and our customers, which could result in product returns, liability claims, delay in market acceptance, or unexpected re-programming costs, any of which which could have a material adverse effect on our business, operating results, and financial condition.

WE COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS

         Our license agreements with our customers typically contain provisions designed to limit our exposure to product liability claims. It is possible, however, that these provisions may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Accordingly, unknown defects in our software products could subject us to product liability claims, which are likely to be substantial in light of the use of these products in the development of core business applications. A successful product liability claim brought against us could result in significant legal costs and diversion of management time and attention and, if we cannot successfully defend such a claim, could have a material adverse effect on our operating results, and financial condition.

WE ARE DEPENDENT UPON KEY PERSONNEL

         Our success depends largely on the efforts and abilities of our executive officers and other key personnel. The loss of the services of any of these key personnel or our inability to attract and retain additional senior management could harm our business. In particular, the loss of the services of Reza Mikailli, our President and Chief Executive Officer, would materially and adversely affect us. We do not have key man insurance on the life of Mr. Mikailli. Loss of other key management personnel could also have a material adverse effect on Unify's business, operating results, and financial condition. See "Business -- Employees."

         The success of Unify also depends in large part upon the ability of Unify to attract and retain qualified employees, particularly highly skilled engineering, direct sales and support personnel. The competition for such employees is intense. There can be no assurance that Unify will be successful in attracting or retaining key personnel. Any failure by Unify to attract and retain engineering, direct sales and support personnel would materially adversely affect Unify's business, operating results, and financial condition. See "Business -- Employees."

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE OUR GROWTH

         Any expansion we experience may significantly strain our management, financial, customer support, operational and other resources. If we achieve successful market acceptance of our current and future Internet products, we may undergo a period of rapid growth. To accommodate this growth, we are continuing to implement a variety of new and upgraded operating and financial systems, procedures and controls, including the improvement of our internal management systems. Any failure to expand these areas in an efficient manner could have a material adverse effect on our business, operating results, and financial condition. Moreover, our systems, procedures or controls may be inadequate to support such expanded operations. Any rapid growth could require that we secure additional facilities or expand in our current facilities, which could significantly disrupt our operations and have a material adverse effect on our operating results and financial condition.

WE FACE RISKS RELATING TO THIRD-PARTY SOFTWARE THAT IS INCORPORATED INTO OUR PRODUCTS

         Some of our products incorporate software that we license from third parties. Although we believe that the functionality provided by this licensed software can be obtained from multiple sources or could be developed internally, the termination or nonrenewal of any such third-party licenses, or a failure of such third-party licensors to develop new or enhanced products in a timely manner, could require us to seek alternative approaches to developing our products, which could require:

         -    payment of increased license fees to other third-party licensors;

         -    internal development costs; or

         -    delays in the introduction of new products.

Despite such efforts or expenses, we might not be successful in providing the same level of functionality as the products that incorporate present third-party software. Such delays, increased costs or reduced functionality could materially and adversely affect our business and operating results.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         We rely on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect our proprietary technology. Despite these efforts, unauthorized parties may attempt to copy our products or misappropriate information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we cannot determine the extent to which piracy of our software products exists, software piracy is a persistent problem affecting our industry. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do U.S. laws. The means we employ to protect our proprietary rights may be inadequate, or competitors could independently develop similar technology that does not infringe our proprietary rights.

WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS

         We may be subject to claims alleging infringement of third-party patents or other intellectual property rights. If any such claim is asserted, whether with or without merit we may not be successful in defending such claim or in obtaining a license to the claimant's intellectual property on reasonable terms. Our involvement in any intellectual property dispute could have a material adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from developing and selling our products.

WE MAY BE REQUIRED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE

         We believe that our current cash, cash equivalents and short-term investments will be sufficient to meet our cash requirements during the next 12 months. Thereafter, depending on our operating results, we may require additional equity or debt financing to meet our working capital or capital equipment requirements. Such additional financing may not be available when required or, if available, may not be on terms satisfactory to us. Moreover, the sale of additional equity securities could result in dilution of our stockholders.

OUR STOCK PRICE IS VOLATILE

         Our stock price has been subject to significant volatility. During the past 12 months, the market price of our stock has fluctuated from less than $10.00 per share to more than $35.00 per share. A variety of factors could cause the price of our stock to fluctuate, perhaps substantially, including:

         -    announcements of developments related to our business;

         - fluctuations in our operating results and order levels or those of our competitors;

         - general conditions in the Internet or e-commerce industries, the computer industry or the worldwide economy;

         -    announcements of technological innovations;

         -    new products or product enhancements by us or our competitors;

         -    changes in financial estimates by securities analysts;

         - developments in patent, copyright or other intellectual property rights claimed by us or to which we might be subject; and

         - developments in our relationships with its customers, distributors and suppliers.

In addition, in recent years the stock market -- particularly the market for shares of many Internet or e-commerce companies -- has experienced extreme price fluctuations which have often been unrelated to the operating performance of those companies. As our business becomes increasingly associated with electronic commerce, we believe that the volatility of our stock will begin to resemble that of other companies in the Internet and e-commerce industries.

                                   ABOUT UNIFY

         Unify develops, markets and supports Internet application server solutions that enable information technology, or IT, organizations to deliver electronic commerce applications by integrating enterprise, custom-built, and packaged applications with the Internet.

         Unify currently offers two products targeted toward the e-commerce application development market. Unify VISION is an open, standards-based Internet application server coupled with an object oriented, repository-based application component framework. In September 1999, Unify introduced Unify eWave Engine, an enterprise-caliber pure Java application server. Unify VISION and the Unify eWave product family are referred to in this prospectus as Unify's "Internet" products.

         Unify also continues to enhance, market and support Unify DataServer, a family of database management system products, and to market and support ACCELL/SQL, a family of application development tools. These products are referred to in this prospectus as Unify's "client/server" products. In addition to software products, Unify offers training, consulting and maintenance services to its customers.

         Unify was incorporated in California in 1980 and reincorporated as a Delaware corporation in April 1996. The principal executive offices of Unify are located at 181 Metro Drive, Third Floor, San Jose, California 95110, and its telephone number at that location is (408) 346-1100.

                                 USE OF PROCEEDS

         Unify will not receive any proceeds from the sale of shares of common stock hereunder by the selling stockholder and all proceeds will go to the selling stockholder to be used for its own purposes. However, in the event proceeds of the sales by the selling stockholder of the 216,931 shares of our common stock exceed $5,000,000, the selling stockholder has agreed to pay us an amount equal to the excess, which amount shall be used for general corporate purposes.

                               SELLING STOCKHOLDER

         The following table lists the selling stockholder, the number of shares of Unify common stock known by Unify to be beneficially owned by the selling stockholder, the number of shares expected to be sold by the selling stockholder, and the number of shares which the selling stockholder will own after the offering, assuming the sale of all the shares expected to be sold.

                                    Shares Owned Before                                        Shares Owned After
     Selling Stockholder                 Offering               Shares to be Offered               Offering
---------------------------         -------------------         --------------------           ------------------
   EVERGREEN INTERNET, INC.               216,931                      216,931                         0

                              PLAN OF DISTRIBUTION

         We have been advised by the selling stockholder that it may sell all or a portion of its shares of common stock. The selling stockholder plans to sell on the Nasdaq National Market, or otherwise. The selling stockholder may sell its shares:

         -    at prices and on terms prevailing at the time of sale;

         -    at prices related to the then current market price; or

         -    in negotiated transactions.

         The selling stockholder may sell its shares by one or more of the following methods:

         - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         - on over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         -    privately negotiated transactions.

         There is no assurance that selling stockholder will offer or sell any or all of its shares of common stock registered under this prospectus.

         The selling stockholder, any underwriter, any broker-dealer or any agent that participates with the selling stockholder in the distribution of the shares may be deemed to be "underwriter" within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

         We will pay expenses, other than underwriting discounts and commissions, if any, incurred in connection with the offering and sale to the public of shares by the selling stockholder, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of our outside counsel and independent accountants.

         We agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

         -    January 7, 2001; or

         - such time as all of the shares have been sold by the selling stockholders.

         We intend to de-register any of the shares not sold by the selling stockholder at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

         We have agreed to indemnify in certain circumstances the selling stockholder and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify in certain circumstances Unify and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended April 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance on report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

         Unify is subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by Unify with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Unify's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning Unify can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the SEC by Unify pursuant to the Exchange Act are incorporated herein by reference:

         1. the definitive Proxy Statement for Unify's 1999 Annual Meeting of Stockholders filed with the SEC on August 24, 1999 pursuant to Regulation 14A;

         2. the Quarterly Report on Form 10-Q for the quarter ended October 31, 1999, filed with the SEC on December 15, 1999;

         3. the Annual Report on Form 10-K for the year ended April 30, 1999, filed with the SEC on July 19, 1999; and

         4. the Registration Statement on Form 8-A containing the description of Unify's Common Stock filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents and reports subsequently filed by Unify pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Unify will provide without charge to each person to whom this Registration Statement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Registration Statement (other than any exhibits thereto). Requests for such documents should be directed to Unify Corporation at 3927 Lennane Drive, Sacramento, California 95834 (telephone number (916) 928-6400), Attn.: Investor Relations.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION
   OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.
    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE
      INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED
         BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT.


                                 216,931 SHARES

                                UNIFY CORPORATION

                                  COMMON STOCK







                                 --------------

                                   PROSPECTUS

                                 --------------







                                 March 14, 2000


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                    To be Paid
                                                                      By The
                                                                     Registrant
                                                                    ------------
SEC Registration Fee...............................................   $ 1,056.05
Nasdaq filing fee..................................................     2,169
Accounting fees and expenses.......................................     1,000
Legal fees and expenses............................................    10,000
Miscellaneous expenses.............................................
         Total.....................................................   $14,225.05
                                                                      ----------
                                                                      ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Registrant's Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:

    Exhibit No.                           Description
------------------- ------------------------------------------------------------
          5.1           Opinion of Gray Cary Ware & Freidenrich LLP.

         23.1           Consent of Deloitte & Touche, LLP, independent auditors.

         23.2           Consent of Gray Cary Ware & Freidenrich LLP (included in
                        Exhibit 5.1).

         24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

ITEM 17.  UNDERTAKINGS.

         1.  The undersigned Registrant hereby undertakes:

              a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of
1934 that are incorporated by reference in the registration statement.

              b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         5.  The undersigned Registrant hereby undertakes that:

              a. For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

              b. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California on March 14, 2000.

                                       UNIFY CORPORATION

                                       By: /s/ Reza Mikailli
                                          -------------------------------------
                                           Reza Mikailli
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the officers and directors of Unify Corporation whose signature appears below hereby constitutes and appoints Reza Mikailli and Gary Pado, and each of them, their true and lawful attorneys and agents, with full power of substitution to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-3 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on March 14, 2000 by the following persons in the capacities indicated.

                 SIGNATURE                                         TITLE                                 DATE

/s/ Reza Mikailli                             President, Chief Executive Officer, and              March 14, 2000
-------------------------------------------   Director (Principal Executive Officer)
Reza Mikailli

/s/ Gary Pado                                 Vice President, Finance and Chief Financial          March 14, 2000
-------------------------------------------   Officer (Principal Financial and Accounting
Gary Pado                                     Officer)

/s/ Kurt M. Garbe                             Director                                             March 14, 2000
-------------------------------------------
Kurt M. Garbe

/s/ Steven D. Whiteman                        Director                                             March 14, 2000
-------------------------------------------
Steven D. Whiteman

                                INDEX TO EXHIBITS

     Exhibit No.                            Description
------------------- ------------------------------------------------------------
          5.1           Opinion of Gray Cary Ware & Freidenrich LLP.

         23.1           Consent of Deloitte & Touche, LLP, independent auditors.

         23.2           Consent of Gray Cary Ware & Freidenrich LLP (included in
                        Exhibit 5.1).

         24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).